Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Colonial Financial Services, Inc.
Vineland, New Jersey

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 No. 333-177426 and 333-169843 of Colonial Financial Services, Inc. and subsidiary of our report dated March 29, 2013, relating to the consolidated financial statements, which appears in the Form 10-K.

/s/ ParenteBeard LLC

Pittsburgh, Pennsylvania
March 28, 2014